EXHIBIT 99.1

Press Release

For Immediate Release	Inquiries:	Jeanne A. Leonard
July 23, 2007		Liberty Property Trust
610/648-1704
LIBERTY PROPERTY TRUST ANNOUNCES
SECOND QUARTER RESULTS
Malvern, PA — Liberty Property Trust (NYSE:LRY) reported that net income per common share (diluted) was $0.57 for the quarter ended June 30, 2007, compared to $0.76 per share for the quarter ended June 30, 2006. For the six-month period ended June 30, 2007, net income per common share (diluted) was $1.00, compared to $1.76 per share for the same period in 2006.
Funds from operations available to common shareholders (diluted) (“FFO”) for the second quarter of 2007 was $0.79 per share, compared to $0.80 per share for the second quarter of 2006. Operating results for the second quarter of 2007 include lease termination fees of $0.6 million or approximately $0.01 per share, and preferred unit redemption costs of $0.7 million or approximately $0.01 per share. FFO per share for the six month period ended June 30, 2007 was $1.59, compared to $1.57 per share for the same period in 2006. A reconciliation of GAAP net income to FFO is included in the financial tables accompanying this press release.
“Liberty continues to execute on our 2007 strategic plan to reposition the company for enhanced growth in dynamic markets,” said Bill Hankowsky, Liberty’s chief executive officer. “During the second quarter, we increased our position in Phoenix and moved well forward with our exit from the Detroit market. Our robust development pipeline continues to add quality, well-leased properties to the portfolio every quarter, and our existing portfolio has now produced five straight quarters of positive same store growth. We are experiencing steady improvement in virtually all of our markets and property types.”
Portfolio Performance
Leasing: At June 30, 2007 Liberty’s in-service portfolio of 68.4 million square feet was 91.1% occupied, compared to 92.1% at the end of the first quarter of 2007. This decrease in occupancy is primarily due to the timing of certain tenant expansions and re-leasing activities.
Same Store Performance: Property level operating income for same store properties increased by 3.1% on a cash basis and by 2.2% on a straight line basis for the second quarter of 2007 compared to the same quarter in 2006.
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Liberty Property Trust Second Quarter 2007 Earnings -2-
Real Estate Investments
Development: During the second quarter, Liberty brought into service 11 development properties totaling 2.2 million square feet. At quarter-end the properties were 93.5% leased at a yield of 8.1% on the company’s investment of $164.0 million. The expected stabilized yield on these developments is 9.6%. In addition, a joint venture in which the company holds a 25% interest brought into service one development property totaling 593,000 square feet. At quarter-end this property was 100% leased at a yield of 7.7% on the joint venture’s investment of $27.4 million.
During the second quarter, Liberty began development of four properties totaling 269,000 square feet, with an expected total investment of $34.7 million. The properties consist of a 26,000 square foot operations center at the Philadelphia Navy Yard for The Philadelphia Stock Exchange, a 126,000 square foot distribution building in South Carolina, a 36,000 square foot office building in Tampa, Florida and an 81,000 square foot office building in Jacksonville, Florida. In addition, a joint venture in which Liberty holds a 50% interest began construction of a 340,000 square foot distribution building in Orlando, Florida.
As of June 30, 2007, Liberty had 5.8 million square feet of wholly-owned and joint venture properties under development. This activity represents a total investment of $944 million, with an expected yield of 8.6%. The properties were 50.9% leased at quarter-end.
Acquisitions: During the second quarter, Liberty acquired five properties totaling 363,000 square feet. These properties are 66.0% leased, have a current yield of 6.1% and a projected stabilized yield of 8.2% on a total investment of $69.4 million. The properties include three office buildings totaling 139,000 square feet at Allred Cotton Center in Phoenix, Arizona; a 107,000 square foot office building in Exton, Pennsylvania; and a 117,000 square foot office building in Greenville, South Carolina. In addition, a joint venture in which the company holds a 25% interest acquired two distribution buildings in Aurora, Illinois. The properties total 501,000 square feet, are 53.4% leased, have a current yield of 3.2% and a projected stabilized yield of 7.4%.
Dispositions: During the second quarter, Liberty sold ten properties containing 1.8 million square feet, and 149 acres of land, for $111.0 million. These properties were 91.1% leased when sold, and include six distribution and flex properties in Michigan totaling 1.4 million square feet, two distribution buildings in Chesterfield, Virginia totaling 302,000 square feet, a 39,000 square foot office building in Greenville, South Carolina and a 50,000 square foot flex building in Minnetonka, Minnesota.
Financing and Balance Sheet Management
During the quarter, Liberty redeemed for $23.7 million its outstanding 7.63% Series D Cumulative Redeemable Preferred Units.
Also during the quarter, Liberty initiated a $50 million accelerated share repurchase program.
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Liberty Property Trust Second Quarter 2007 Earnings -3-
Subsequent Events
On July 10, Liberty purchased five office buildings totaling 428,000 square feet at Allred Cotton Center in Phoenix, Arizona for approximately $89.5 million.
About the Company
Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 68 million square foot portfolio includes more than 700 properties which provide office, distribution and light manufacturing facilities to 2,100 tenants.
Additional information about the Company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investors section of the Company’s web site at www.libertyproperty.com. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1704, or by e-mail to jleonard@libertyproperty.com.
Liberty will host a conference call during which management will discuss second quarter results, on Tuesday, July 24, 2007, at 1:00 p.m. eastern time. To access the conference call in the United States or Canada, please dial 1-888-870-2815. For international access, dial 706-643-7691. No password or code is needed. A replay of the call will be available by dialing 1-800-642-1687 for US/Canada participants or 706-645-9291 for international participants. A passcode is needed for the replay: 7026688. The call can also be accessed via the Internet on the Investors page of Liberty’s web site at www.libertyproperty.com for one week following the call.
The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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Liberty Property Trust
Statement of Operations
June 30, 2007
(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Year to Date
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Operating Revenue
Rental	$121,843	$113,322	$241,306	$223,069
Operating expense reimbursement	54,495	46,455	107,658	93,194

Total operating revenue	176,338	159,777	348,964	316,263

Operating Expenses
Rental property	37,886	32,014	76,030	64,951
Real estate taxes	19,490	17,296	36,637	33,722
General and administrative	12,799	11,558	26,138	21,588
Depreciation and amortization	39,266	35,299	76,982	69,102

Total operating expenses	109,441	96,167	215,787	189,363

Operating Income	66,897	63,610	133,177	126,900

Other Income/Expense
Interest and other	3,298	2,064	6,304	3,815
Interest	(30,137)	(28,045)	(58,315)	(57,350)

Total other income/expense	(26,839)	(25,981)	(52,011)	(53,535)

Income before property dispositions, income taxes, minority interest and equity in earnings of unconsolidated joint ventures	40,058	37,629	81,166	73,365
Gain on property dispositions	1,299	17,438	1,451	17,483
Income taxes	(213)	(235)	(514)	(610)
Minority interest	(6,113)	(5,738)	(11,657)	(10,223)
Equity in earnings of unconsolidated joint ventures	326	741	1,055	916

Income from continuing operations	35,357	49,835	71,501	80,931

Discontinued operations net of minority interest (including net gain on property dispositions of $17,430 and $16,550 for the quarters ended June 30, 2007 and 2006 and $20,231 and $76,080 for the six month periods ended June 30, 2007 and 2006)	17,070	18,615	20,624	77,946

Net Income	$52,427	$68,450	$92,125	$158,877

Basic income per common share
Continuing operations	$0.38	$0.56	$0.78	$0.91

Discontinued operations	$0.19	$0.21	$0.23	$0.88

Total basic income per common share	$0.57	$0.77	$1.01	$1.79

Diluted income per common share
Continuing operations	$0.38	$0.55	$0.78	$0.89

Discontinued operations	$0.19	$0.21	$0.22	$0.87

Total diluted income per common share	$0.57	$0.76	$1.00	$1.76

Weighted average shares
Basic	91,597	88,934	91,318	88,587

Diluted	92,328	90,324	92,168	90,101

Liberty Property Trust
Balance Sheet
June 30, 2007
(In thousands, except share amounts)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Real estate:
Land and land improvements	$740,003	$677,041
Building and improvements	4,008,403	3,802,949
Less: accumulated depreciation	(849,996)	(803,968)

Operating real estate	3,898,410	3,676,022

Development in progress	651,283	538,521
Land held for development	255,361	195,332

Net real estate	4,805,054	4,409,875

Cash and cash equivalents	12,741	53,737
Restricted cash	34,764	55,671
Accounts receivable	24,216	23,809
Deferred rent receivable	72,522	71,894
Deferred financing and leasing costs, net of accumulated amortization (2007, $111,914; 2006, $100,406)	134,681	129,157
Investment in unconsolidated joint ventures	55,955	47,196
Assets held for sale	180	51,266
Prepaid expenses and other assets	62,128	68,306

Total assets	$5,202,241	$4,910,911

Liabilities
Mortgage loans	$185,814	$185,978
Unsecured notes	1,955,000	1,955,000
Credit facility	542,960	246,960
Accounts payable	57,346	40,633
Accrued interest	36,339	36,297
Dividend and distributions payable	59,163	58,961
Other liabilities	245,133	217,751

Total liabilities	3,081,755	2,741,580

Minority interest	273,365	297,727

Shareholders’ Equity
Common shares of beneficial interest, $.001 par value, 187,987,000 shares authorized, 92,069,183 (includes 835,377 in treasury) and 90,972,979 (includes 59,100 in treasury) shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	92	91
Additional paid-in capital	1,951,554	1,906,403
Accumulated other comprehensive income	22,525	20,323
Distributions in excess of net income	(75,145)	(53,886)
Common shares in treasury, at cost, 835,377 and 59,100 shares as of June 30, 2007 and December 31, 2006, respectively	(51,905)	(1,327)

Total shareholders’ equity	1,847,121	1,871,604

Total liabilities & shareholders’ equity	$5,202,241	$4,910,911

Liberty Property Trust
Statement of Funds From Operations
June 30, 2007
(Unaudited and in thousands, except per share amounts)

	Quarter Ended				Year to Date
	June 30, 2007		June 30, 2006		June 30, 2007		June 30, 2006
		Per		Per		Per		Per
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Dollars	Share	Dollars	Share	Dollars	Share	Dollars	Share
Reconciliation of net income to FFO — basic:
Basic — income available to common shareholders	$52,427	$0.57	$68,450	$0.77	$92,125	$1.01	$158,877	$1.79

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	844		763		1,685		1,316
Depreciation and amortization	39,062		37,809		76,989		74,400
Gain on property dispositions	(18,549)		(34,649)		(21,936)		(94,295)
Minority interest share in addback for depreciation and amortization and gain on property dispositions	(938)		(176)		(2,484)		681

Funds from operations available to common shareholders — basic	$72,846	$0.80	$72,197	$0.81	$146,379	$1.60	$140,979	$1.59

Reconciliation of net income to FFO — diluted:
Diluted — income available to common shareholders	$52,427	$0.57	$68,450	$0.76	$92,125	$1.00	$158,877	$1.76

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	844		763		1,685		1,316
Depreciation and amortization	39,062		37,809		76,989		74,400
Gain on property dispositions	(18,549)		(34,649)		(21,936)		(94,295)
Minority interest excluding preferred unit distributions and excess of preferred unit redemption over carrying amount	2,407		3,210		4,222		6,792

Funds from operations available to common shareholders — diluted	$76,191	$0.79	$75,583	$0.80	$153,085	$1.59	$147,090	$1.57

Reconciliation of weighted average shares:
Weighted average common shares — all basic calculations	91,597		88,934		91,318		88,587
Dilutive shares for long term compensation plans	731		1,390		850		1,514

Diluted shares for net income calculations	92,328		90,324		92,168		90,101
Weighted average common units	4,190		3,653		4,190		3,586

Diluted shares for funds from operations calculations	96,518		93,977		96,358		93,687

     The Company believes that the calculation of Funds from operations is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from property dispositions. As a result, year over year comparison of Funds from operations reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, management believes that Funds from operations provides useful information to the investment community about the Company’s financial performance when compared to other REIT’s since Funds from operations is generally recognized as the standard for reporting the operating performance of a REIT. Funds from operations available to common shareholders is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations available to common shareholders does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. Funds from operations available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.